PRESS RELEASE
For Immediate Distribution                 Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces 2012 First Quarter Financial Results and Second Quarter Outlook

Denver, Colorado; May 2, 2012 - Intrepid Potash, Inc. (NYSE:IPI) announced 2012 first quarter financial results today, with quarterly net income of $20.6 million and $0.27 of earnings per diluted share. Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA1) for the first quarter of 2012 were $44.7 million.

“I am very pleased with our first quarter results. Intrepid was able to achieve solid potash sales despite hesitancy by dealers during the quarter. Because of our strong customer relationships, diverse markets, and the hard work of our sales team, we were able to capitalize on the sales opportunities available in our core geography. Intrepid is well positioned to meet the demands of our end markets, while earning the best margin on each ton of product we sell,” said Bob Jornayvaz, Intrepid's Executive Chairman of the Board.

Mr. Jornayvaz continued, “The approval of the HB Solar Solution mine during the first quarter of 2012 by the Bureau of Land Management was a significant milestone for Intrepid. This project is truly a game changer for the company. HB represents an important step on our path of growing our production, increasing our flexibility, and improving the margin opportunity on each ton we sell. Construction of the HB Solar Solution mine has begun and we anticipate first production in the fall of 2013. When you combine the start of construction of the HB Solar Solution mine, the nearing of completion of our Langbeinite Recovery Improvement Project and the initiation of our North compaction project, it is clear that Intrepid is taking concrete steps to maximize stockholder value and provide the products that our customers demand.”

First Quarter 2012 Highlights:

•	Capital investment in the first quarter of 2012 totaled approximately $30.8 million.

•	As of March 31, 2012, Intrepid had $174.7 million of cash, cash equivalents, and

1 Adjusted EBITDA is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

investments; no outstanding debt; and $250.0 million available under the company's unsecured revolving credit facility.

•	The average net realized sales price[2] for potash was $477 per ton ($526 per metric tonne) in the first quarter of 2012, compared to $442 per ton ($487 per metric tonne) in the first quarter of 2011.

•
The average net realized sales price for Trio® was $302 per ton ($333 per metric tonne) in the first quarter of 2012. This compares to $204 per ton ($225 per metric tonne) in the first quarter of 2011.

•	Potash sales in the first quarter of 2012 were 203,000 tons as compared to 196,000 tons in the same period of 2011.

•	Potash production in the first quarter of 2012 was 218,000 tons compared to 234,000 tons in the same period a year ago.

•	Cash operating cost of goods sold, net of by-product credits[3], for potash was $195 per ton in the first quarter of 2012. This compares to $166 per ton in the first quarter of 2011.

•	Sales of langbeinite, which we market as Trio®, were 28,000 tons in the first quarter of 2012 compared to 52,000 tons in the same period a year ago.

•	Langbeinite production was 30,000 tons in the first quarter of 2012 compared to 31,000 tons in the same period a year ago.

•	Cash operating cost of goods sold for Trio® was $221 per ton in the first quarter of 2012. This compares to $160 per ton in the first quarter of 2011.

Market Conditions

Crop prices have remained supportive of farmer economics through the spring season, and we believe that current prices provide a strong incentive to the farmer to apply nutrients to maximize the return on their crop investment. Further, based on the most recent estimates for larger corn acreage in 2012 compared to 2011, we believe that domestic farmers will apply near normal volumes of potash in the spring and fall application seasons, essentially in line with historical trends.

Dealers have shown limited willingness to take inventory price risk on potash as they have been drawing down their inventory levels to meet farmer demand in order to end the spring season with minimal potash inventory. We have observed that dealers increased their storage capacity over the last few years while reducing their appetite for risk.

The diversity of our oil and gas and feed markets contributed positively to our results in

2 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.
3 Cash operating cost of goods sold and cash operating cost of goods sold, net of by-product credits, are operating performance measures defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization (and, if applicable, excluding by-product credits).

the quarter and we see continued strength in these markets.

Capital Investment

In the first quarter of 2012, Intrepid invested approximately $30.8 million making significant progress on the initiation and completion of a number of major capital projects.

During the quarter, we continued the commissioning of the Dense Media Separation ("DMS") component of our Langbeinite Recovery Improvement Project ("LRIP") and made substantial progress towards completion of the granulation component of the LRIP. We expect the DMS component of the LRIP to be fully in service by the end of the second quarter.

We completed the expansion of the existing well-field cavern system in Moab during the quarter, and are actively engaged in developing a new cavern system through the drilling of two additional horizontal wells. Further, we recently received the necessary permits for our North compaction project and we commenced construction activities during the second quarter of 2012.

As previously announced in a press release dated April 26, 2012, Intrepid received a favorable Record of Decision (“ROD”) from the Bureau of Land Management in late March 2012. Upon receipt of the ROD, and with BLM approval, we immediately began construction. The total expected investment for the project is between $200 and $230 million. As of March 31, 2012, we had invested $35.3 million in engineering, design, permitting, and equipment for this project. We expect first production from the HB Solar Solution mine to begin in the fall of 2013 after the summer evaporation season, with ramp up of production expected in 2014, and production levels increasing into 2015, assuming the benefit of an average annual evaporation cycle applied to full evaporation ponds.

We continue to execute on our strategy to increase granulation capacity for both potash and Trio®. This activity includes the completed Moab and Wendover compactor projects, the granulation plant associated with the LRIP, and the commencement of activity related to the North compaction project. The additional granulation capacity described below will allow us to right-size our production of granular and standard products to enhance our sales opportunities and to capture the best margin for both potash and Trio®:

•
The North compaction project is designed to increase the capacity of the North plant to coincide with the new production from the HB Solar Solution mine and the expansion of mining and milling capacity at the West mine. Total capital investment for the project is expected to be approximately $95 to $100 million, of which approximately $10.6 million has been invested to date.

•
The granulation component of the LRIP will provide us with the capacity to produce granular product from our standard-sized Trio® product as needed to satisfy the growing market demand. Construction of the granulation component of the LRIP reached substantial completion in April 2012, and initial commissioning activities on the granulation plant have begun.

Total capital investment in 2012 is estimated to be between $225 and $300 million. We expect our 2012 capital programs to be funded out of cash flow and existing cash and investments.

First Quarter Results and Recent Performance

Income before income taxes for the first quarter of 2012 was $33.2 million compared to $47.1 million in the first quarter of 2011. The first quarter of 2011 included $12.5 million of income from an insurance settlement for a property loss. Adjusted net income4 for the first quarter of 2012 was $20.7 million compared to adjusted net income of $20.9 million in the same period last year. Cash flows from operating activities were $37.7 million for the first quarter of 2012 compared to $28.6 million for the first quarter of 2011.

Potash

During the first quarter of 2012, Intrepid produced 218,000 tons of potash and sold 203,000 tons of potash compared to 234,000 tons produced and 196,000 tons sold in the first quarter of 2011. In the front half of the first quarter of 2012, dealers took a guarded approach to purchasing potash. As the quarter progressed, favorable weather conditions in some of our markets, and the approaching spring season, provided the driver for improved sales as farmers began field activity. Production results were positively impacted during the first quarter by the solid performance from our Moab, Wendover, and West mines. Production at our East facility was impacted by maintenance and mechanical issues during the ongoing implementation of new techniques and technologies to process our complex ore body along with the integration of new processes at the plant. The result from these changes was reduced operating time and availability of the East plant and subsequently caused lower recovery of potash from this facility.

Langbeinite - Trio®

Demand for Trio® remained strong during the first quarter of 2012. We finished the quarter with very low inventory levels for both granular and standard-sized Trio® product, continuing a trend that we have seen over the last few quarters. Demand for Trio® continues to exceed supply and we expect that Trio® sales demand will at least meet or exceed our production capabilities for the next few quarters. We anticipate increased Trio® production once the DMS component of the LRIP is fully commissioned during the second quarter of 2012, and we expect to begin realizing the benefits of increased Trio® production in the third quarter of 2012.

For the 28,000 tons of Trio® sold in the first quarter of 2012, we obtained an average net realized sales price of $302 per ton, which was $15 per ton higher than in the fourth quarter of 2011. This compares to 52,000 tons of Trio® sold at an average net realized sales price of $204 per ton in the prior year's first quarter. The sequential improvement in Trio® pricing was a result of the realization of the price increase implemented in January 2012 that benefited our domestic and export realizations. The decrease in tons sold during the first quarter of 2012 compared to the same period a year earlier was principally a result of lower existing inventory levels available

4 Adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

for sale in 2012 than a year ago.

Second Quarter and Full Year 2012 Outlook

Our outlook for the second quarter and full year 2012 is presented below and it takes into account some of the unpredictability we see in the agricultural markets at the current time. This market demand variability is somewhat similar to the behavior demonstrated by dealers in the spring of 2010. This information is our best estimate at the current time and will be impacted by market conditions, results of operations and production results. Please note that outlook information for capital investment is only provided on a full year basis.

	Three Months Ended	Year Ended
	June 30, 2012	December 31, 2012
Potash
Production (tons)	165,000 - 185,000	790,000 - 830,000
Sales (tons)	125,000 - 175,000	810,000 - 860,000
Cash COGS, net of by-product credit ($/ton)	$180 - $200	$175 - $195

Total COGS ($/ton)	$240 - $260	$235 - $255

Trio®
Production (tons)	35,000 - 45,000	180,000 - 220,000
Sales (tons)	35,000 - 45,000	180,000 - 220,000
Cash COGS ($/ton)*	$170 - $185	$140 - $155

Total COGS ($/ton)*	$235 - $250	$205 - $220

Other
Selling and Administrative	$8 - $10 million	$33 - $35 million

Capital Investment	—	$225 - $300 million

* * * * * * * * * * *

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab. Intrepid's website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. We include reconciliations of these measures to the most directly comparable U.S. GAAP measures in the tables at the end of this release. Average net realized sales price, cash operating cost of goods sold, and cash operating cost of goods sold net of by-product credits are operating measures. We include definitions of these measures in the footnotes to this release.

Conference Call Information

The conference call to discuss first quarter 2012 results is scheduled for Thursday, May 3, 2012, at 8:00 a.m. MDT (10:00 a.m. EDT). The call participation number is (800) 319-4610. A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413. International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. In addition, the press release announcing first quarter 2012 results will be available on the Intrepid website before the call under "Investor Relations - Press Releases." An audio recording of the conference call will be available at www.intrepidpotash.com through June 2, 2012.

* * * * * * * * * * *
Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding our financial outlook, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include:

•	changes in the price of potash or Trio®;

•	operational difficulties at our facilities that limit production of our products;

•	operational variances due to geological or geotechnical variances;

•	interruptions in rail or truck transportation services;

•	the ability to hire and retain qualified employees and contractors;

•	changes in demand or supply for potash or Trio®/langbeinite;

•	changes in our reserve estimates;

•
the costs and our ability to successfully construct, commission and execute the projects that are essential to our business strategy, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, and our North granulation plant;

•	adverse weather events at our facilities, including events affecting net evaporation rates at our solar solution mining operations;

•	changes in the prices of raw materials, including the price of chemicals, natural gas and power;

•	fluctuations in the costs of transporting our products to customers;

•	changes in labor costs and availability of labor with mining or construction expertise;

•	the impact of federal, state or local government regulations, including environmental and mining regulations, and the enforcement of those regulations;

•	obtaining permitting from applicable federal and state agencies related to the construction and operation of assets;

•	competition in the fertilizer industry;

•	declines in U.S. or world agricultural production;

•	declines in use by the oil and gas industry of potash products in drilling operations;

•	changes in economic conditions;

•	our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;

•	disruption in credit markets;

•	our ability to secure additional federal and state potash leases to expand our existing mining operations;

•	governmental policy changes that may adversely affect our business; and

•	the other risks and uncertainties detailed in our periodic filings with the U.S. Securities and Exchange Commission.

The forward-looking statements contained in this document speak only as of the date of this press release, May 2, 2012. Subsequent events and developments may cause our forward-looking statements to change, and we will not undertake efforts to update or revise publicly any forward-looking statements to reflect new information or future events or circumstances after this date.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	Three Months Ended March 31,
	2012	2011
Production volume (in thousands of tons):
Potash	218	234
Langbeinite	30	31
Sales volume (in thousands of tons):
Potash	203	196
Trio®	28	52

Gross sales (in thousands):
Potash	$101,758	$91,351
Trio®	10,485	13,627
Total	112,243	104,978
Freight costs (in thousands):
Potash	4,795	4,883
Trio®	1,967	3,108
Total	6,762	7,991
Net sales (in thousands):
Potash	96,963	86,468
Trio®	8,518	10,519
Total	$105,481	$96,987

Potash statistics (per ton):
Average net realized sales price	$477	$442
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	195	166
Depreciation, depletion, and amortization	44	29
Royalties	17	16
Total potash cost of goods sold	$256	$211
Warehousing and handling costs	15	13
Average potash gross margin	$206	$218

Trio® statistics (per ton):
Average net realized sales price	$302	$204
Cash operating cost of goods sold (exclusive of items shown separately below)	221	160
Depreciation, depletion, and amortization	61	23
Royalties	15	10
Total Trio® cost of goods sold	$297	$193
Warehousing and handling costs	14	14
Average Trio® gross margin	$(9)	$(3)

•
On a per ton basis, by-product credits were $9 and $6 for the first quarter of 2012, and 2011, respectively. By-product credits were $1.8 million and $1.3 million for the first quarter of 2012, and 2011, respectively.

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2012	2011
Sales	$112,243	$104,978
Less:
Freight costs	6,762	7,991
Warehousing and handling costs	3,364	3,277
Cost of goods sold	60,581	51,991
Other	330	502
Gross Margin	41,206	41,217

Selling and administrative	8,257	6,871
Accretion of asset retirement obligation	181	191
Insurance settlement income from property and business losses	—	(12,500)
Other (income) expense	(28)	41
Operating Income	32,796	46,614

Other Income (Expense)
Interest expense, including realized and unrealized derivative
gains and losses	(253)	(113)
Interest income	513	370
Other income	183	259
Income Before Income Taxes	33,239	47,130

Income Tax Expense	(12,613)	(18,851)
Net Income	$20,626	$28,279

Weighted Average Shares Outstanding:
Basic	75,227,387	75,131,142
Diluted	75,317,073	75,263,447
Earnings Per Share:
Basic	$0.27	$0.38
Diluted	$0.27	$0.38

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2012 AND DECEMBER 31, 2011
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$60,107	$73,372
Short-term investments	103,081	97,242
Accounts receivable:
Trade, net	43,691	29,304
Other receivables	7,916	6,898
Income tax receivable	2,482	4,493
Inventory, net	51,364	55,390
Prepaid expenses and other current assets	3,916	5,015
Current deferred tax asset	4,352	4,931
Total current assets	276,909	276,645

Property, plant, and equipment, net of accumulated depreciation
of $108,535 and $98,654, respectively	401,485	387,423
Mineral properties and development costs, net of accumulated
depletion of $10,168 and $9,773, respectively	39,151	33,482
Long-term parts inventory, net	9,338	9,559
Long-term investments	11,525	6,180
Other assets	3,856	3,949
Non-current deferred tax asset	206,169	215,632
Total Assets	$948,433	$932,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$16,365	$20,900
Related parties	93	134
Accrued liabilities	16,012	14,795
Accrued employee compensation and benefits	10,081	12,370
Other current liabilities	1,287	1,476
Total current liabilities	43,838	49,675

Asset retirement obligation	9,616	9,708
Other non-current liabilities	2,311	2,354
Total Liabilities	55,765	61,737

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized;
and 75,250,041 and 75,207,533 shares outstanding
at March 31, 2012, and December 31, 2011, respectively	75	75
Additional paid-in capital	565,155	564,285
Accumulated other comprehensive loss	(1,392)	(1,431)
Retained earnings	328,830	308,204
Total Stockholders' Equity	892,668	871,133
Total Liabilities and Stockholders' Equity	$948,433	$932,870

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(In thousands)

	Three Months Ended March 31,
	2012	2011
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$20,626	$28,279
Deferred income taxes	10,042	15,380
Insurance settlement income from property and business losses	—	(12,500)
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	11,256	8,533
Stock-based compensation	1,319	1,112
Unrealized derivative gain	(224)	(321)
Other	963	492
Changes in operating assets and liabilities:
Trade accounts receivable	(14,387)	(14,295)
Other receivables	(1,018)	(454)
Income tax receivable	2,011	3,019
Inventory	4,247	(1,442)
Prepaid expenses and other assets	1,099	951
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	1,738	190
Other liabilities	(8)	(320)
Net cash provided by operating activities	37,664	28,624

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(32,409)	(28,603)
Additions to mineral properties and development costs	(6,068)	(542)
Purchases of investments	(30,727)	(22,299)
Proceeds from investments	18,722	15,778
Other	2	—
Net cash used in investing activities	(50,480)	(35,666)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	(424)	(487)
Excess income tax benefit from stock-based compensation	(25)	372
Proceeds from exercise of stock options	—	254
Net cash (used in) provided by financing activities	(449)	139

Net Change in Cash and Cash Equivalents	(13,265)	(6,903)
Cash and Cash Equivalents, beginning of period	73,372	76,133
Cash and Cash Equivalents, end of period	$60,107	$69,230

Supplemental disclosure of cash flow information
Net cash paid during the period for:
Interest, including settlements on derivatives	$428	$309
Income taxes	$595	$93
Accrued purchases for property, plant, and equipment, and mineral properties and development costs	$9,689	$15,802

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(In thousands)

    Adjusted net income is a non-GAAP financial measure that is calculated as net income adjusted for significant non-cash and infrequent items. Examples of non-cash and infrequent items include insurance settlements from property and business losses, a portion of the income associated with the refundable employment-related credits from the State of New Mexico, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items. Management believes adjusted net income provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP. Because adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted net income to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended March 31,
	2012	2011

Net Income	$20,626	$28,279
Adjustments
Insurance settlement income from property and
business losses	—	(12,500)
Unrealized derivative gain	(224)	(321)
Other	330	502
Calculated tax effect *	(40)	4,928
Total adjustments	66	(7,391)
Adjusted Net Income	$20,692	$20,888

*Estimated annual effective tax rate of 37.9% for 2012 and 40.0% for 2011.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED EBITDA RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. Management believes adjusted EBITDA assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We use adjusted EBITDA to evaluate the effectiveness of our business strategies. In addition, adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP. Because adjusted EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended March 31,
	2012	2011

Net Income	$20,626	$28,279
Interest expense, including realized and unrealized derivative
gains and losses	253	113
Income tax expense	12,613	18,851
Depreciation, depletion, amortization, and accretion	11,256	8,533
Total adjustments	24,122	27,497
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$44,748	$55,776